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                                                                     EXHIBIT 2.1


January 10, 2003


Meramec Enterprise Holdings, LLC
c/o Enterprise Financial Services Corp.
Attn:  Kevin C. Eichner
150 North Meramec
St. Louis, Missouri 63105


Dear Kevin:

This will confirm our agreement and understanding relating to the purchase by Meramec Enterprise Holdings LLC ("Meramec") of 185,200 shares (the "Shares") of the common stock of Enterprise Financial Services Corp. ("EFSC"), at a price of $13.00 per share effective as of the date hereof; from accounts allocated as follows:

         a.       45,540 Shares from Elizabeth Eller Trust

         b.       139,660 Shares from Eller Family Limited Partnership

Payment in respect of the purchase of the Shares shall be made in a single installment due on January 16, 2003, and shall be made by wire transfer as instructed by the undersigned (or, in the absence of such instructions, deposited in the account of the undersigned at Enterprise Trust, Clayton, Missouri, as agent for the respective sellers). Upon execution and delivery of this agreement by Meramec, the undersigned will deliver, or cause to be delivered, on behalf of the respective sellers the Shares to an account for the benefit of Meramec at a broker or bank participating in DTC book entry registration. The Shares so delivered shall be free and clear from any and all liens or restrictions on transfer.

If the foregoing correctly reflects your understanding of our agreements relating to the Shares please execute a copy of this letter in the space provided below and return such an executed agreement to the undersigned.

                          Yours very truly,


                          /s/ FRED ELLER                 /s/ ELIZABETH ELLER
                          ------------------------       -----------------------
                          Fred Eller, GP Eller FLP       Elizabeth Eller, TTEE
                          65 Galena #206 C               65 Galena #206 C
                          Frisco, CO 80443               Frisco, CO 80443

Accepted and agreed, this
___ day of January 2003:

Meramec Enterprise Holdings, LLC


By   /s/ KEVIN C. EICHNER
   ---------------------------
     Kevin C. Eichner, Manager